EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Diversified Income Fund and MFS Global Real Estate Fund, in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, No 2-74959).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated April 16, 2010 with respect to the financial statements and financial highlights of MFS Diversified Income Fund and MFS Global Real Estate Fund, included in the Annual Report to Shareholders for the fiscal year ended February 28, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP

June 24, 2010